Exhibit 10.5

CONFIDENTIAL EMPLOYMENT TRANSITION, SEPARATION
AND GENERAL RELEASE AGREEMENT

This Confidential Employment Transition, Separation and General Release Agreement (“Agreement”) is between James L. Muehlbauer for himself and his heirs, executors, administrators and assigns (hereinafter “Executive”), and Best Buy Co., Inc. and Best Buy Enterprise Services, Inc., as well as their direct and indirect subsidiaries and related entities and affiliates, foreign and domestic, whether or not controlled by Best Buy Co., Inc. (hereinafter collectively “Best Buy”) and shall be effective as of October 9, 2012.

WHEREAS, Best Buy and the Executive mutually agree that Executive's employment with Best Buy will terminate at the end of the Best Buy's 2013 Fiscal Year on February 3, 2013, unless Executive and Best Buy mutually agree on a different termination date (“Separation Date”); and

WHEREAS, Executive will continue, prior to the Separation Date, to perform services for Best Buy as its Chief Financial Officer or such other duties as set forth in Section 1 below; and

WHEREAS, through this Agreement, Best Buy will provide Executive with consideration, for which Executive agrees to undertake the obligations described in this Agreement;

IT IS HEREBY AGREED by and between Executive and Best Buy, as follows:

1.Executive agrees to continue to perform his normal duties as Chief Financial Officer in good faith and as reasonably directed by the Chief Executive Officer up through his Separation Date or such other duties as the Chief Executive Officer may reasonably assign consistent with Executive's employment transition and not inconsistent with a senior management position. Executive acknowledges that Best Buy may hire a new Chief Financial Officer before Executive's Separation Date, in which case Executive will no longer hold that position. Through his Separation Date, Best Buy will continue Executive's employment, and pay and provide him with his current base salary, participation in all compensation and incentive plans for which he is currently eligible (other than new grants) and all other benefits and perquisites available to senior management generally. Unless otherwise agreed by Best Buy, Executive acknowledges and agrees that he will not be entitled to any compensation or other benefits under this Agreement if he voluntarily terminates his employment before his Separation Date, as defined above. Notwithstanding the foregoing, if Executive and Best Buy mutually agree upon a Separation Date earlier than February 3, 2013, the terms and conditions of this Agreement shall apply.

2.Executive and Best Buy acknowledge that, as of his Separation Date, his employment relationship with Best Buy, including any and all officer, fiduciary and director positions with Best Buy, will end, without cause. As a condition to the payments set forth in Section 5, at the time of his Separation Date, Executive agrees to execute a release of claims ("Release") in the form attached hereto as Exhibit A. Immediately following Executive's Separation Date, Executive shall be entitled to the following:

a.	Payment for his vacation, if any, that is accrued but unused as of his Separation Date;

b.	Short-Term Incentive award to be paid, if earned, in accordance with the terms and conditions of the applicable Plan for Fiscal Year 2013. Executive acknowledges that any such award is not guaranteed;

c.	reimbursement of reasonable and usual business expenses incurred prior to the Separation Date, in accordance with the terms of the reimbursement policies of Best Buy in effect;

d.	distribution of benefits under the Best Buy 401(k) Plan and Deferred Compensation Plan in accordance with the terms of each respective plan and any elections made or to be made thereunder;

e.
right to exercise any vested stock options for a period of 60 days after the Separation Date in accordance with the terms of the respective grant agreements and the 2004 Omnibus Stock and Incentive Plan;

f.
any and all other rights and benefits provided under the terms of any compensation or employee benefit plan or program to which the Executive had earned or accrued benefits prior to the Separation Date.

3.Best Buy agrees to defend and indemnify Executive for acts prior to the Separation Date to the extent afforded to Best Buy's senior executive officers now and in the future in accordance with existing law, Best Buy's articles, bylaws and policies, and any coverage and legal defense under any applicable general liability and offers liability policies maintained by Best Buy, which obligation shall survive the Executive's Separation Date.

4.Executive acknowledges that he is unaware of any facts that may constitute a violation by him of Best Buy's Code of Conduct and/or any legal obligations.

5.Best Buy, for and in consideration of the undertakings of Executive as set forth herein and the Release, and intending to be legally bound, agrees to:

a.
Pay Executive a lump sum payment totaling $1,400,000, consisting of (i) 24 months of base salary ($1,350,000) and (ii) $50,000 as additional consideration. This payment will be less employment tax withholdings, and will be made within 30 days after Executive's Separation Date, as long as Executive has not exercised his right of revocation in the time permitted hereunder. If Executive violates any provision of this Agreement, including the provisions in paragraphs 11, 12, 13, or 14, the entire lump sum payment will be subject to recovery by Best Buy, and any unexercised stock options will be subject to cancelation by Best Buy.

b.
Provide Executive, at Company expense, for 18 months following his Separation Date, COBRA continuation coverage for group medical, dental and vision under the Best Buy Health and Welfare Wrap Plan, or any successor Best Buy plans, if he is participating in the these programs as of his Separation Date, and at the coverage level and coverage option in place at the time of his Separation Date. To be eligible for this Company-paid COBRA coverage, Executive must timely elect COBRA continuation coverage.

As required by applicable tax law, Best Buy will report as taxable income to Executive (on IRS Form W-2) the value of the Company-paid COBRA coverage that is in excess of 6 months for the calendar year(s) in which Executive receives this coverage. Best Buy will also, on Executive's behalf, remit to relevant tax authorities withholding taxes relating to the COBRA subsidy (including withholding taxes on the remittance itself). For purposes of determining the aggregate amount remitted on Executive's behalf, Best Buy will treat the subsidy as supplemental wage income and withhold at the minimum required rate for all applicable federal, state and local income and employment taxes. If Executive's actual tax liability is higher than the remittance, any additional tax liability relating to the COBRA subsidy will be his responsibility.

Executive will also be permitted to continue coverage following the COBRA period for an additional period for an additional period of six months by paying the applicable premiums himself, consistent with the terms of the applicable plan.

c.	Provide Executive with vesting and exercise of stock options and restricted stock grants as follows:

i.
As of his Separation Date, Executive will be vested in the remainder of his 102,669 Continuity Award restricted shares and the cash amounts previously paid under his Continuity Award Agreement dated June 21, 2012. 25,667 restricted shares vested prior to the date of this Agreement.

ii.
As of his Separation Date, Executive will be vested in 45,334 (two-thirds) of the restricted shares awarded to him under his Retention Award Agreement dated as of April 6, 2011. The remaining one-third of such shares will not vest.

iii.
As of the Separation Date, Executive shall receive any other options and shares that vest in accordance with the terms set forth in the respective governing agreements prior to February 3, 2013. Options that are vested as of Executive's Separation Date will be exercisable for 60 days following Executive's separation, in accordance with the governing option agreements and plan documents.

6.Except as set forth herein, it is expressly agreed and understood that Best Buy will not have any obligation to provide Executive at any time in the future with any payments, benefits or considerations other than those recited in Paragraphs 1, 2, 3 and 5 above, other than any vested benefits to which Executive may be entitled under the terms of Best Buy's benefit plans. Notwithstanding the preceding sentence, Executive acknowledges and agrees that, as set forth fully in the Release, he has released any claim to benefits he may have under the Best Buy Severance Plan.

7.Executive acknowledges and agrees that the terms and conditions of any performance stock award, restricted stock award and/or stock option award to which he and Best Buy are parties, including any provisions therein regarding confidentiality, noncompetition and nonsolicitation, remain in full force and effect and, except as otherwise described in Paragraph 5, 12 and 13, are in no way affected by or superseded by this Agreement. Executive shall be free without restriction to sell any Best Buy equity from and after the third day following the release of earnings for the quarter ending February 3, 2013, or such earlier date as permitted under the Best Buy Securities Trading Policy and applicable SEC rules and regulations.

8.Executive acknowledges that this Agreement by Best Buy, described herein, is not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by Best Buy, and that this Agreement is made voluntarily to provide an amicable conclusion of his employment relationship with Best Buy.

9.Executive covenants that, no later than his Separation Date, he will return all items of property and documents in his possession belonging to Best Buy.

10.Executive covenants that prior to any public disclosure of this Agreement by Best Buy, he has not communicated or disclosed, and he shall not hereafter communicate or disclose, the terms of this Agreement to any persons with the exception of members of his immediate family, his attorney, and his accountant or tax advisor, each of whom shall be informed of this confidentiality obligation and shall be bound by its terms, or any taxing authority. Prior to any public disclosure of this Agreement by Best Buy, Executive shall be permitted to disclose to any prospective employer Paragraphs 13, 14, 15, and 16 of this Agreement

11.Executive shall be afforded the reasonable opportunity prior to release to review and comment on any internal or external communications regarding his transition from Chief Financial Officer or his separation from employment with Best Buy. Executive agrees that either prior to or following the Separation Date he shall not take any action that is adverse to Best Buy's business interests and the Executive and Best Buy's executive management employees and directors agree not to make any critical or negative statement, either written or verbal, about the other party, including but not limited to critical or negative comments about Executive or about Best Buy, its officers, directors, managers, employees, Releasees (as defined in the Release), operations, procedures, activities, services, policies and practices. Nothing in this Paragraph precludes Executive or any Releasee from testifying truthfully or in responding to any untrue statement by Executive or by any Best Buy executive officer or director, subject to the limitations in Paragraph 17.

12.Notwithstanding anything in any restrictive covenant between Best Buy and Executive, the definition of Competitive Activity or similar term shall have the meaning as set forth in Paragraph 13.a. of this Agreement.

13.By signing this Agreement, Executive agrees to the restrictions and agreements contained in this Paragraph 13 (the “Restrictive Covenants”).

a.
Competitive Activity. For one year following Executive's Separation Date, he shall not engage in any Competitive Activity. Because Best Buy's business competes on a global basis, Executive's obligations hereunder shall apply anywhere in the world.

“Competitive Activity” will mean any activities that materially compete with the Restricted Activities (as defined below). Specifically, while not limited to the following, Executive agrees that he will not, directly or indirectly:

i.
own or hold, directly or beneficially, as a shareholder (other than as a shareholder with less than 1% of the outstanding common stock of a publicly traded corporation), option holder, warrant holder, partner, member or other equity or security owner or holder any company or business that derives more than 25% of its revenue from the Restricted Activities (as defined below), or any company or business controlling, controlled by or under common control with any company or business that derives more than 25% of its revenue from the Restricted Activities or

ii.
engage or participate as an employee, director, officer, manager, executive, partner, independent contractor, board member, consultant or technical or business advisor that materially competes with Best Buy in the Restricted Activities.

"Restricted Activities" means the business conducted by Best Buy or its subsidiaries at or prior to the date of the termination of Executive's employment, as described in Best Buy's periodic reports filed pursuant to the

Securities Exchange Act of 1934 (e.g., Best Buy's Annual Report on Form 10-K) or other comparable publicly disseminated information.

b.	Non-Solicitation. For one year following Executive's Separation Date, he shall not:

i.	induce or attempt to induce any employee of Best Buy to leave the employ of Best Buy, or in any way interfere adversely with the relationship between any such employee and Best Buy;

ii.	induce or attempt to induce any employee of Best Buy to work for, render services to, provide advice to, or supply confidential information to, any third person, firm, or corporation;

iii.	employ, or otherwise pay for services rendered by, any employee of Best Buy in any competitive business enterprise with which Executive may be associated, connected or affiliated;

iv.
induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of Best Buy to cease doing business with Best Buy, or in any way interfere with the then existing business relationship between any such customer, supplier, licensee, licensor or other business relation and Best Buy; or

v.
assist, solicit, or encourage any other person, directly or indirectly, in carrying out any activity set forth above that would be prohibited by any of the provisions of this Paragraph 13 if such activity were carried out by Executive. In particular, Executive will not, directly or indirectly, induce any employee of Best Buy to carry out any such activity.

14.Executive agrees:

a.
That he shall not disclose to any party any CONFIDENTIAL or TOP SECRET information as those terms are defined by the Best Buy Confidentiality Policy, nor shall he use any such information, directly or indirectly, for the benefit of himself or any third party.

b.
To abide by any previous agreements to assign to Best Buy, all of his right, title, and interest in any inventions, works of authorship, designs, ideas, trademarks, or trade secrets, whether or not patentable or registrable, that he created, conceived, or reduced to practice, during his employment with, and within the scope of his duties as an employee of Best Buy, its subsidiaries and affiliates (Collectively referred to as “Best Buy Companies Intellectual Property”). Furthermore, he hereby assigns to Best Buy all of his right, title, and interest in Best Buy Companies Intellectual Property. Any invention, discovery, innovation or improvement that he can show was developed entirely on his own time and without the use of any of Best Buy's equipment, supplies, facilities, or CONFIDENTIAL or TOP SECRET information and: (1) does not relate to the business of Best Buy or its actual or anticipated research or development; or (2) does not result from any work performed by him for Best Buy, shall not be part of the Best Buy Companies Intellectual Property. He agrees that he will, at any time upon request and without further consideration, execute additional documents and do additional acts as Best Buy may deem necessary or desirable to perfect its interest in the Best Buy Companies Intellectual Property.

15.Executive agrees that his obligations under this Agreement, including his obligations under Paragraphs 13 and 14, are reasonable in subject matter, scope, geography and time, and are reasonable and necessary for Best Buy to protect its legitimate business interests. Executive further agrees that these obligations shall not prevent him from pursuing or obtaining other employment or earning a living utilizing his skills, education, experience and knowledge of information that is not CONFIDENTIAL or TOP SECRET Information. In the event that any portion of Paragraphs 13 or 14 of this Agreement, including all of their subparts, shall be determined by any court of competent jurisdiction to be unenforceable because it is unreasonably restrictive in any respect, it shall be interpreted to extend over the maximum period of time for which it reasonably may be enforced and to the maximum extent for which it reasonably may be enforced in all other respects, and enforced as so interpreted, all as determined by such court in such action. Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement is to be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

16.Executive agrees that a breach of any of the provisions of Paragraphs 13 or 14 would cause material and irreparable harm to Best Buy that would be difficult or impossible to measure, and that damages or other legal remedies available to Best Buy for any such injury would, therefore, be an inadequate remedy for any such breach. Accordingly, Executive agrees that if he breaches any of the provisions of Paragraphs 13 or 14, Best Buy shall be entitled, in addition to and without limitation upon all other remedies Best Buy may have under this Agreement, at law or otherwise, to obtain injunctive or other appropriate equitable relief, without bond or other security, to restrain any such breach. Executive further agrees that the duration of the Restrictive Covenants shall be extended by the same amount of time that Executive is in breach of any Restrictive Covenant.

17.Executive agrees to refrain from voluntarily participating in, or assisting others in, any proceedings against Best Buy, except that this Agreement does not bar Executive from participating in or otherwise providing information to a governmental agency or from providing testimony, as required by subpoena, in a court of competent jurisdiction or by law.

18.Executive agrees to reasonably cooperate with Best Buy in the investigation, defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of Best Buy by any third party against Best Buy or by Best Buy against any third party and with respect to which Executive has personal knowledge. Executive also agrees that his reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being reasonably available taking into account any subsequent employment obligations of Executive to meet with Best Buy's counsel to prepare for discovery, any mediation, arbitration, trial, administrative hearing or other proceeding, and to act as a witness when requested by Best Buy at reasonable times and locations designated by Best Buy. Moreover, unless otherwise prohibited by law, Executive agrees to notify the General Counsel of Best Buy if he is asked by any person, entity or agency to assist, testify or provide information in any such proceeding or investigation. Such notice shall be in writing and sent by overnight mail within five business days of the time Executive receives the request for assistance, testimony or information. If Executive is not legally permitted to provide such notice, he agrees that he shall request that the person, entity or agency seeking assistance, testimony or information provide notice consistent with this Section. Best Buy agrees to reimburse Executive for his reasonable out of pocket costs in providing cooperation under this Section, including travel expenses, meals and lodging. If out-of town travel is required, Best Buy agrees to pay a per diem to Executive consistent with his prior annual base salary.

19.Executive hereby certifies that:

a.	he has read the terms of this Agreement;

b.	he is hereby advised by Best Buy to consult with an attorney of his own choice regarding this Agreement, and has had the opportunity to do so;

c.	he understands the terms and effects of this Agreement;

d.
through this Agreement, he has been offered copies of the Best Buy Severance Plan and Summary Plan Description, which he understands contains eligibility requirements and other information regarding the Best Buy Severance Plan and the severance benefits available under the Plan, which he agrees he is not entitled to by virtue of his separation from Best Buy;

e.
through this Agreement, he has been offered copies of any and all plan documents referred to in this Agreement, as well as any documents which he feels he otherwise wishes to review in advance of signing this Agreement;

f.	through this Agreement, he will receive substantial consideration for which he agrees to undertake the obligations set forth in this Agreement;

g.	he has the intention of releasing all claims recited herein in exchange for the consideration described herein, which he acknowledges as adequate and satisfactory to him; and

h.	neither Best Buy nor any of its agents, representatives or attorneys has made any representations to Executive concerning the terms or effects of this Agreement other than those contained herein.

20.This Agreement shall be governed by, and interpreted under, the laws of the State of Minnesota without giving effect to any conflict of laws provisions or canons of construction that construe agreements against the draftsperson. Further, the courts sitting in the State of Minnesota, United States of America, shall be the exclusive venues for resolution of any dispute arising hereunder.

21.The parties affirm that the terms stated herein are the only consideration for signing this Agreement, and that no other representations, promises, or agreements of any kind have been made to them by any person or entity whatsoever to cause them to sign this Agreement.

22.This Agreement is intended to satisfy the requirements of Section 409A (a)(2), (3), and (4) of the Internal Revenue Code, including current and future guidance and regulations and the payments provided to Executive are intended to be exempt from, or if not exempt, comply with Section 409A. To the extent that any provision of this Agreement fails to satisfy those requirements, the provision shall automatically be modified in a manner that, in the good faith opinion of Best Buy, brings the provision into compliance with those requirements while preserving as closely as possible the original intent of the provision and this Agreement.  In particular, and without limiting the preceding, any payment under this Agreement that would otherwise be treated as deferred compensation under Section 409A of the code shall be delayed until the first day of the seventh month after the date of separation from service as determined under said Section 409A.

23.The parties agree that if any provision, or portion of a provision, of this Agreement is, for any reason, held to be unenforceable, the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the invalid or unenforceable provision and will be interpreted so as to effect, as closely as possible, the intent of the parties hereto.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed the foregoing Agreement on the dates set forth below.

Dated: October 9, 2012	/s/ JAMES L. MUEHLBAUER
James L. Muehlbauer

Best Buy, as defined above
Dated: October 9, 2012	By: /s/ KEITH J. NELSEN
Name: Keith J. Nelsen
Executive Vice President, General Counsel and Secretary

EXHIBIT A
RELEASE

1.
In consideration for the amounts set forth in Paragraph 5 of the Agreement between Executive and Best Buy dated as of October 9, 2012 (“Agreement”), Executive fully and forever waives, releases, acquits and discharges Best Buy, as well as any and all of its past, current and future parent, subsidiary and affiliated companies, predecessors and successors thereto, as well as their respective officers, directors, agents, employees, affiliates, representatives, shareholders, assigns, and other affiliated or related persons or entities, and all benefit plans sponsored by them or their insurers, successors, and assigns (“Releasees”), from any and all legally waiveable claims, actions, charges, complaints, grievances and causes of action of whatever nature, whether now known or unknown, that exist or may in the future exist arising from or relating to events, acts or omissions from the beginning of time until the date he signs this Agreement, including but not limited to the following:

a.
Claims related to his recruitment and hiring by Best Buy, his employment with Best Buy, the terms and conditions of his employment and/or the termination of his employment, including but not limited to, claims for bonuses or other pay, claims of tort, breach of contract, breach of the covenant of good faith and fair dealing, wrongful termination, discrimination, harassment, retaliation, violation of public policy, fraud, intentional or negligent misrepresentation, defamation, personal injury, or infliction of emotional distress;

b.	Any statutory, civil, administrative, or common law claims, whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or concealed;

c.	Any claim for benefits under the Best Buy Severance Plan and Summary Plan Description; and

d.	Any claims arising from rights under federal, state, or local laws and regulations, including but not limited to claims brought under:

i.	Title VII of the Civil Rights Act of 1964,

ii.	Sections 1981 through 1988 of Title 42 of the United States Code,

iii.	The Age Discrimination in Employment Act,

iv.	The Older Workers Benefit Protection Act,

v.	The Employee Retirement Income Security Act of 1971,

vi.	The Equal Pay Act of 1963,

vii.	The Americans with Disabilities Act of 1990,

viii.	The ADA Amendments Act of 2008,

ix.	The Family and Medical Leave Act,

x.	The False Claims Act, and

xi.	Any state or local anti-discrimination statute, ordinance or other law.

2.
Executive agrees and represents that it is within his contemplation that he may have claims against the Releasees of which, as of the date he signs this Agreement, he has no knowledge or suspicion, but he agrees and acknowledges that this Agreement extends to all claims in any way based upon, connected with or related to his employment with Best Buy, whether or not known, claimed or suspected by him.

3.
However, nothing in this Release is intended to waive or release any rights the Executive has or may have with respect to any compensation or benefits earned and accrued prior to his Separation Date in accordance with the terms of such plans and programs, rights Executive has or may have under existing law, to have Best Buy defend and indemnify Executive as provided in Paragraph 3 of the Agreement, or Executive's right to seek enforcement of this Agreement.

4.
Executive acknowledges that he has the right to take 21 days after his Separation Date to consider this Release prior to entering into it. He further acknowledges that he has the right to revoke this Release within 15 days of its execution by giving written notice of such revocation by hand delivery or fax within said 15-day period to Best Buy (Attention: Charlie Montreuil, 7601 Penn Ave. South, Richfield, Minnesota 55423-3645), and that if he does exercise this right, the Agreement of which this Release is a part shall be null and void.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the undersigned has executed this Release on the date set forth below.

EXECUTIVE
Dated:__________________________	___________________________________
James L. Muehlbauer